Exhibit 10.5

AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 (the “Amendment”) to the Employment Agreement, dated May 1, 1997, as amended on June 30, 2005 (the “Employment Agreement”), by and between Walco International, Inc., a Delaware corporation (the “Company”) and James C. Robison (the “Executive”) is entered into as of the 7th day of May, 2008.  Animal Health International, Inc., a Delaware corporation, f/k/a Steer Parent Corporation (“AHII”) is a party to this Amendment solely for the purposes of Section 6(e) of this Amendment.

WHEREAS, on January 30, 2007, AHII completed an initial public offering of its securities; and

WHEREAS, following such offering, the Company and the Executive desire to amend certain terms of the Employment Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.           Capitalized Terms.  All capitalized terms used, but not defined herein, shall have the same meaning as prescribed in the Employment Agreement.

2.           Amendment to Section 2 of Employment Agreement.  Section 2 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

2.  Term.  The term of this Agreement shall commence on the effective date hereof and shall continue until December 31, 2010, and thereafter shall automatically extend for one or more additional one-year renewal periods, subject to earlier termination pursuant to Section 5 hereof.

3.           Amendment to Section 5.4 of the Employment Agreement.  Section 5.4 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

5.4           By the Company Other than for Cause.  The Company may terminate the Executive's employment hereunder other than for Cause at any time upon notice to the Executive.

4.           Amendment to Section 5.5 of the Employment Agreement.  Section 5.5 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

5.5           Resignation by the Executive for Good Reason.  The Executive may resign his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason.  The following shall constitute Good Reason for termination by the Executive: (i) willful failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof other than, in the case of a material reduction in Base Salary or benefits, any such reduction which is part of a general reduction or other concessionary arrangement affecting all employees or affecting that group of employees of which the Executive is a member, (ii) a material diminution in the nature or scope of the Executive's powers, duties or responsibilities without the Executive's prior consent; provided, however, that any diminution of the business of the Company or any of its Affiliates, including without limitation the sale or transfer of any or all of the assets of the Company or any of its Affiliates, shall not constitute "Good Reason", or (iii) any other material breach of this Agreement.  If the Executive believes Good Reason exists for terminating this Agreement, he shall give the Company written notice of the acts or omissions constituting Good Reason within 90 days of the initial existence of such acts or omissions, and no termination of this Agreement shall be effective unless and until the Company fails to cure such acts or omissions within 30 days after receiving the written notice and the Executive separates from service within two years following the initial existence of the acts or omissions giving rise to Good Reason.

5.           Compensation Due Upon Termination of Agreement in Accordance with Sections 5.4 and 5.5 of the Employment Agreement.  In the event of a termination of the Employment Agreement in accordance with Sections 5.4 and 5.5 of the Employment Agreement, as revised pursuant to this Amendment, then the Company and AHII shall have no further obligation to the Executive under the Employment Agreement or otherwise, except for (a) payment of any earned but unpaid Base Salary through the date of termination; (b) payment of any authorized but un-reimbursed business expenses through the date of termination; (c) payment of any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that the Executive may have under the applicable provisions of any benefit plan or policy of the Company in which the Executive is participating before the date of termination; and (d) payment of the severance (the "Severance") described in Section 6 of this Amendment.  The Executive shall not be entitled to the Severance if his employment is terminated due to his death, due to his disability, by the Company for Cause in accordance with Section 5.3 of the Employment Agreement, if the Executive resigns other than for Good Reason, or because either party provides a proper notice of non-renewal in accordance with Section 2 of the Employment Agreement, as revised pursuant to this Amendment.

6.           Severance.  The Severance shall include the following:

(a)           Severance Pay.  The Company shall pay the Executive severance pay (the "Severance Pay") an amount equal to 24 months of the Executive’s Base Salary, minus applicable taxes and withholdings.  The Severance Pay shall be paid as follows:  (i) $450,000 of the Severance Pay shall be paid in equal semi-monthly installments on the fifteenth and last day of each month beginning on March 31st of the year following the date of termination and ending on the 15th day of the month containing the second anniversary of the date of termination, provided that the date of termination constitutes a separation from service for purposes of Code Section 409A, and (ii) the remaining difference between the amount equal to (x) 24 months of the Executive’s Base Salary less (y) $450,000 of the Severance Pay, shall be paid in equal semi-monthly installments on the fifteenth and last day of each month beginning on fifteenth day of the month following the month in which the date of termination occurs and ending on March 15th of the year following the date of termination, provided that the date of termination constitutes a separation from service for purposes of Code Section 409A and provided further that the Company receives no later than 45 days after the date of termination the release of claims described in Section 7 of this Amendment.

(b)           Company Vehicle.  On the 30th day following the effective date of the release of claims referenced in Section 7 of this Amendment, the Company shall transfer title and ownership to the Executive of the Company vehicle provided for his use before the date of termination.

(c)           Medical and Dental Insurance.  Subject to any employee contributions applicable to active employees generally, if the Executive is entitled to continue his coverage under applicable law and plan terms and timely elects to continue medical, dental and vision insurance continuation coverage following the date of termination under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company shall provide for such coverage at the Company's expense for 18 months following the date of termination in accordance with Section 8 of this Amendment (the "MDV Premium Payments").  If the Executive thereafter exhausts his COBRA coverage eligibility and obtains subsequent medical, dental and/or vision insurance coverage by purchasing an individual insurance policy that is reasonably acceptable to the Company, the Company shall reimburse the Executive for the cost of such coverage in accordance with Section 8 of this Amendment (the "MDV Reimbursement").  Such MDV Reimbursements shall be made as soon as practicable, but in no event later than the last day of the calendar month following the calendar month in which such costs were incurred.  The Company's obligation for MDV Reimbursements under this Section 6(c) shall extend (i) for six months; or (ii) the date the Executive obtains other group health insurance coverage (as a result of subsequent employment, marriage, or otherwise) through another employer's group health insurance plan, whichever is sooner.  The Company's obligations under this Section 6(c) are conditioned on the Executive communicating with the Company as necessary to facilitate payment and promptly notifying the Company's General Counsel in writing if he becomes eligible for other group health insurance coverage through another employer's group health insurance plan.

(d)           Life and Long-Term-Disability Insurance.  The Company shall continue to pay the premiums on the Executive's life and disability insurance policy provided under Section 4.7 of the Employment Agreement in effect immediately before the Termination Date for 18 months following the date of termination in accordance with Section 8 of this Amendment (the "Life/Disability Premium Payments").  If the Executive thereafter elects to continue such life and disability insurance coverage, the Company shall reimburse the Executive for the cost of such coverage in accordance with Section 8 of this Amendment (the "Life/Disability Reimbursement").  Such Life/Disability Reimbursements shall be made as soon as practicable, but in no event later than the last day of the calendar month following the calendar month in which such costs were incurred.  The Company's obligation for Life/Disability Reimbursements under this Section 6(d) shall extend (i) for six months, or (ii) the date the Executive obtains other life or disability insurance, as applicable and of comparable coverage, as a result of subsequent employment, whichever is sooner.  The Company's obligations under this Section 6(d) are conditioned on the Executive communicating with the Company as necessary to facilitate payment and promptly notifying the Company's General Counsel in writing if he becomes eligible for other life insurance coverage through another employer.

(e)           Extension of Vesting Period for Stock Options.  AHII shall continue to vest and make exercisable for 24 months after the date of termination any unvested stock options awarded to the Executive pursuant to the Executive under the Animal Health International, Inc. 2007 Stock Option and Incentive Plan (the "Stock Option Plan") and those certain two Incentive Stock Option Agreements with the Executive (the "Stock Option Agreements").   In no event shall stock options awarded to the Executive be exercisable more than 10 years after their grant date.

7.           Conditions on Payment of Severance.  Notwithstanding any other provision in the Employment Agreement or this Amendment, the Company's obligation to pay the Severance to the Executive is subject to the condition that the Executive complies with his post-termination covenants under Sections 9.1 and 9.3 of the Employment Agreement, as revised pursuant to this Amendment.  The Company shall have the right to suspend or cease payment of any Severance as well as to seek restitution of any Severance already paid, if such covenants have been breached by the Executive but all other provisions of this Agreement shall remain in full force and effect.  The Company's payment of Severance to the Executive is also subject to the condition that the Executive signs a release of claims in a form satisfactory to the Company within forty-five (45) days of the date he receives notice of termination of his employment or the date he receives a copy of the release of claims, whichever is later, and upon his not revoking the release of claims thereafter as permitted by applicable law.

8.           Limit on Company Obligations for Premium Payments and Reimbursements.  In no event shall the Company's obligations to make the MDV Premium Payments and the Life/Disability Premium Payments exceed a combined total of $1,000 per month.  The Company shall each month initially apply the $1,000 toward any outstanding MDV Premium Payments and then toward any outstanding Life/Disability Premium Payments.  In no event shall the Company's obligations to make the MDV Reimbursements and Life/Disability Reimbursements exceed a combined total of $1,000 per month.  The Company shall each month initially apply the $1,000 toward any outstanding MDV Reimbursements and then to any outstanding Life/Disability Reimbursements.

9.           Internal Revenue Code Section 409A.  The Employment Agreement, as revised by this Amendment, is intended to be exempt from the tax imposed by Internal Revenue Code section 409A and its related rules, regulations, and other guidance ("Code Section 409A") and any ambiguous provisions shall be construed in a manner that is compliant with or exempt from the application of Code Section 409A.  If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, such provision shall be reformed to the extent permissible under Code Section 409A to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable tax result to the Executive.  The parties shall cooperate and work together in good faith to take all such action as reasonably may be necessary or appropriate to effectuate the intent of this paragraph.  Notwithstanding the preceding sentence or any other provision of the Employment Agreement, as revised by this Amendment, the Executive shall be solely responsible for any risk that the compensation to be paid by the Company to the Executive pursuant to the Employment Agreement, as revised by this Amendment, may be subjected to the tax imposed by Code Section 409A.

10.           Reimbursement for Physical Examinations.  Company shall, as additional compensation during employment, reimburse the Executive for an annual physical medical examination by the Executive’s private physician in an amount not to exceed $3,000 in any Company fiscal year.

11.           Amendment of Section 9.1 of the Employment Agreement.  Sections 9.1 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

9.1           While the Executive is employed by the Company and for a period of three years after his employment terminates (the "Non-Competition Period"), the Executive shall not, directly or indirectly, whether as an owner, partner, investor, consultant, agent, employee, co-venturer, or otherwise, compete with the Company or any of its Affiliates within the United States (or within any county of any of the states hereof), Mexico, Canada, or Brazil.  Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive's employment.  Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive's employment has been, a customer or supplier of the Company or any of its Affiliates.  For the purposes of this Section 9, the business of the Company and its Affiliates shall include all of the Products and the Executive's undertaking shall encompass all items, products and services that may be used in substitution for Products.

12.           Amendment of Section 9.3 of the Employment Agreement.  Section 9.3 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

9.3           The Executive further agrees that while he is employed by the Company and for a period of three years thereafter, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer, supplier, licensee, franchiser or other entity with a business relationship with them or, in the case of a supplier, to conduct with any Person any business or activity which is conducted or could be conducted with the Company or any of its Affiliates.

13.           Entire Agreement.  This Amendment constitutes the sole and entire agreement of the parties with respect to the second amendment of the Employment Agreement; supersedes all prior verbal and written understandings and agreements between the parties relating to its subject matters; and may not be modified except in a writing signed by both parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above:

EXECUTIVE	WALCO INTERNATIONAL, INC.

/s/ James C. Robison	By: /s/ William F. Lacey
James C. Robison	Name: William F. Lacey
Title: Senior V.P. and C.F.O.

ANIMAL HEALTH INTERNATIONAL, INC.
Solely for the purpose of Section 6(e) hereof

By: /s/ William F. Lacey
Name: William F. Lacey
Title: Senior V.P. and C.F.O.